EXHIBIT 10.14

AWARD AGREEMENT
WALGREEN CO. PERFORMANCE SHARE PROGRAM

Contingent Award for the         Fiscal Year
Company Performance Period = Fiscal Years _________

CONFIDENTIAL

Walgreen Co. has adopted the Long-Term Performance Incentive Plan (the “Plan”), the purpose of which is to afford Walgreen Co. and its subsidiaries (collectively, the “Company”) additional means of securing and retaining key employees of outstanding ability.  To further this purpose, Walgreen Co. maintains the Performance Share Program (the “Program”).  Under the Program for the performance period covering the ____________ fiscal years (the “Performance Period”), Walgreen Co. is awarding «Initials» «LastName» a contingent Performance Share grant of «NumberofSharesatTarget» shares.  This “target” number of shares is computed by multiplying your annual base salary by the target award percentage for your salary grade level, and then dividing that by $________, which is the Walgreen Co. stock price as of September 1, ________.  This award is subject to all the terms and conditions of the Plan and the Program and to the following conditions:

1.
The amount of performance shares earned at the end of the Performance Period will vary depending on the degree to which pre-tax FIFO earnings performance goals are met.  Pre-tax FIFO earnings means the total fully-diluted FIFO earnings for the three fiscal years included in the Performance Period, before costs of the Program. The goal for target performance is set at pre-tax FIFO earnings of $__________________.  A threshold goal is set at pre-tax FIFO earnings of $________________.  The goal at which a maximum award will be earned is set at pre-tax FIFO earnings of $_______________.

At the target pre-tax FIFO earnings level, 100% of the performance shares will be earned.  A threshold pre-tax FIFO earnings level will earn 50% of the performance shares.  Below this level of performance, no performance shares are earned.  Achievement of a maximum pre-tax FIFO earnings level or more will earn 120% of the performance shares.  Performance between minimum and target, and between target and maximum, will earn performance shares on a pro-rated basis between 50% and 100%, and 100% and 120%, respectively.

The amount earned will be calculated according to the following:

Percent of
Performance	=	Contingent	X	Contingent
Shares Awarded		Performance Shares		Performance Shares Earned

2.
At the end of fiscal year ___________, actual performance for the entire Performance Period shall be reviewed, and the amount of the earned award shall be determined based on this performance and communicated to you.

3.
If you terminate employment with the Company and all subsidiaries during the Performance Period due to Retirement, Disability or death (in each case as defined in the Plan), then the award earned by you at the end of the Performance Period will be prorated to reflect the portion of the Performance Period during which you remained employed by the Company.  Such prorated portion shall equal the number of performance shares that would otherwise be earned, multiplied by a fraction equal to the number of full months of the Performance Period completed as of your retirement date, divided by 36.  Any other termination of employment during the Performance Period shall result in no earned award.

4.
Each earned performance share shall be converted to one share of Walgreen Co. common stock (“Common Stock”).  Subject to the requirements of Paragraph 5 below, the Company shall transfer to you one share of Common Stock for each earned performance share.  At that time, the Company may withhold shares otherwise transferable to you to the extent necessary to satisfy withholding taxes in accordance with Paragraph 5 below and Section 13.1 of the Plan.  You shall have no rights as a stockholder with respect to the Common Stock awarded hereunder prior to the date of issuance to you of a certificate or certificates for such shares.  Certificates for the shares of Common Stock shall be issued and delivered to you, your legal representative, or a brokerage account for your benefit, as the case may be, or the shares may be held in book entry form.  Performance shares payable under this Agreement are intended to be exempt from Internal Revenue Code Section 409A under the exemption for short-term deferrals.  Accordingly, performance shares will be settled in Common Stock no later than the 15th day of the third month following the end of the fiscal year of the Company in which the performance shares are realized.

5.
Whenever an earned performance share award is realized, the Company or its agent shall notify you of the related amount of tax that must be withheld under applicable tax laws.  Regardless of any action the Company takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax”) that you are required to bear pursuant to all applicable laws, such Tax is your responsibility.  Prior to receipt of any shares of Common Stock that correspond to earned performance shares, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all tax withholding obligations of the Company.  In this regard, you authorize the Company to withhold all applicable Tax from your wages or other cash compensation paid to you by the Company.  Alternatively or in addition, the Company may withhold a sufficient number of shares of Common Stock.  Finally, you agree to pay the Company any amount of any Tax that the Company may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver Common Stock if you fail to comply with your obligations described in this Paragraph.

6.
Notwithstanding the remainder of this Award Agreement, if there is a Change in Control of Walgreen Co. (as defined in the Plan) during the Performance Period, then your earned award shall be equal your target number of performance shares, and this award will be settled in cash (subject to required tax withholdings) in accordance with Section 11.1 of the Plan and distributed to you within 45 days of the effective date of the Change in Control.

7.
This Award Agreement and your rights hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Compensation Committee of the Board of Directors may adopt for administration of the Plan.  It is expressly understood that this Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Award Agreement, all of which shall be binding upon you.  Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

8.
This award is a private offer that may be accepted only by an individual who is an employee of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures.  If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the shares of Common Stock to be issued pursuant to this Award Agreement, you hereby represent that you are acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that you will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

9.
In the event of any change in the Common Stock of the Company, the provisions of Section 10.2 of the Plan shall govern such that the number of performance shares subject to this Award Agreement shall be equitably adjusted by the Compensation Committee of the Board of Directors.

This contingent grant was authorized by the Compensation Committee of the Board of Directors on __________________

WALGREEN CO.

By